Exhibit 4.11

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Exchange Agreement”), is dated as of July 30, 2010, by and between MegaWest Energy Corp., a corporation continued under the Business Corporations Act (Alberta) (the “Company”), and the purchasers identified on Schedule 1 hereto (the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchasers, as provided herein, and the Purchasers shall purchase, in the aggregate, up to $2,501,069 of principal amount (“Principal Amount”) of subordinated secured debentures of the Company (“Debenture” or “Debentures”), a form of which is annexed hereto as Exhibit A, convertible into shares of the Company’s Common Stock, no par value (the “Common Stock”) at a per share conversion price set forth in the Debentures (“Conversion Price”) with payment therefore will be made by Purchaser’s surrender to the Company of the Company’s Series A Preferred Stock (“Preferred Stock”) issued to the Purchasers on or about August 28, 2009, and accrued dividends thereon, having stated value together with the accrued dividends thereon equal to the Principal Amount (“Purchase Price”) (the “Exchange”).  The Debentures and shares of Common Stock issuable upon conversion of the Debentures (the “Conversion Shares”) are collectively referred to herein as the “Securities”; and

WHEREAS, the Preferred Stock and Debentures shall be held in escrow by Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, NY 11581 (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Purchasers hereby agree as follows:

1.           Closing.   The “Closing Date” shall be the date that the Preferred Stock and Debentures are released from escrow. The consummation of the transactions contemplated herein shall take place at the offices of Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, NY 11581, upon the satisfaction or waiver of all conditions to closing set forth in this Agreement.  The Closing will not occur unless contemporaneously a Closing occurs for the sale by the Company of its secured convertible promissory notes (“Offering Notes”) and Series C common stock purchase warrants for gross proceeds of $2,500,000 (the “Offering”) pursuant to the terms of a Subscription Agreement, a form of which is annexed hereto as Exhibit C.  Subject to the satisfaction or waiver of the terms and conditions of this Exchange Agreement, on the Closing Date, Purchasers shall purchase and the Company shall sell to Purchasers the Debentures as described in Section 2 of this Exchange Agreement.

2.           Debentures.  Subject to the satisfaction or waiver of the terms and conditions of this Exchange Agreement, on the Closing Date, each Purchaser shall purchase from the Company, and the Company shall sell  to each such Purchaser a Debenture in the Principal Amount set forth on Schedule 1 hereto for each such Purchaser’s Purchase Price indicated thereon.

3.           Security Interest.   The Purchasers will be granted subordinate security interests in assets of the Company and in assets of the Subsidiaries [as defined in Section 5(a)] as set forth on Schedule 3, which security interest will be memorialized in Deeds of Trust and other agreements and documents described on Schedule 3 (“Security Interest Documents”).  The priority of such security interests is set forth on Schedule 3.  The Subsidiaries of the Company will guaranty the obligations of the Company under the Transaction Documents [as defined in Section 5(c)].  Such guaranties will be memorialized in a “Subsidiary Guaranty”, the form of which is annexed hereto as Exhibit D.  The Company and Subsidiaries will execute such other agreements, documents and financing statements reasonably requested by the Purchasers, which will be filed at the Company’s expense with the jurisdictions, states and counties designated by the Purchasers.  Subsequent to the Closing, the Company and Subsidiaries will also execute all such documents reasonably necessary in the opinion of the Purchasers to memorialize and further protect the security interest described herein which will be prepared and filed at the Company’s expense with the jurisdictions, states and filing offices designated by the Purchasers.

                      4.           Purchaser Representations and Warranties.  Each of the Purchasers hereby represents and warrants to and agrees with the Company with respect only to such Purchaser that:

(a)           Organization and Standing of the Purchaser.  If such Purchaser is an entity, such Purchaser is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)           Authorization and Power.  Purchaser has the requisite power and authority to enter into and perform this Exchange Agreement and the other Transaction Documents [as defined in Section 5(a)] and to purchase the Securities.  The execution, delivery and performance of this Exchange Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Purchaser or its Board of Directors or stockholders, if applicable, is required.  This Exchange Agreement and the other Transaction Documents have been or will be duly authorized and executed and when delivered by Purchaser will constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof.

(c)           No Conflicts.  The execution, delivery and performance of this Exchange Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of Purchaser’s charter documents, bylaws or other organizational documents, if applicable, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which Purchaser is a party, nor (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Purchaser).  Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Exchange Agreement and the other Transaction Documents  nor to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Information on Company.   Purchaser has been furnished with or has had access at the EDGAR Website of the Commission to the Company’s Form 20-F filed on September 25, 2009 for the Company’s fiscal year ended April 30, 2009, and to the Company's other filings made with the Commission which are available at the Edgar Website (hereinafter referred to collectively as the "Reports").  In addition, Purchaser may have received in writing from the Company such other information concerning its operations, financial condition and other matters as Purchaser has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the "Other Written Information"), and considered all factors Purchaser deems material in deciding on the advisability of investing in the Securities.

(e)           Information on Purchaser.   Purchaser is, and will be at the time of the conversion of the Debentures, an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Purchaser to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Purchaser has the authority and is duly and legally qualified to purchase and own the Securities.  Purchaser is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on Schedule I hereto regarding Purchaser is accurate.  The Purchaser agrees to provide the Company with such information reasonably required from time to time for the Company to comply with the Company’s regulatory filing requirements.

(f)           Purchase of Debentures.  On the Closing Date, Purchaser will purchase a Debenture as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)           Compliance with Securities Act.   Purchaser understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Purchaser contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.  Subject to compliance with applicable securities laws, the Purchaser may enter into lawful hedging transactions in the course of hedging the position they assume and the Purchaser may also enter into lawful short positions or other derivative transactions relating to the Securities, or interests in the Securities, and deliver the Securities, or interests in the Securities, to close out their short or other positions or otherwise settle other transactions, or loan or pledge the Securities, or interests in the Securities, to third parties who in turn may dispose of these Securities.  The immediately preceding sentence does not affect, mitigate or impair any of the Subscriber’s representations, warranties and agreements of this Section 4.

(h)           Conversion Shares Legend.  The Conversion Shares shall bear the following or similar legend:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(i)           Debentures Legend.  The Debentures shall bear the following legend:

"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE -OR-EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(j)           Communication of Offer.  The offer to sell the Securities was directly communicated to Purchaser by the Company.  At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)           Restricted Securities.   Purchaser understands that the Securities have not been registered under the 1933 Act and Purchaser will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Exchange Agreement, Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Exchange Agreement. For the purposes of this Exchange Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  Affiliate includes each Subsidiary of the Company.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(l)           No Governmental Review.  Purchaser understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(m)           Correctness of Representations.  Purchaser represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless Purchaser otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date.

(n)           Canada Resale Restriction.   Each Purchaser acknowledges that the Securities are subject to resale restrictions in Canada and may not be traded in Canada except as permitted by the Securities Act (Alberta) and the rules made thereunder (“Canada Resale Restriction”).  In particular, pursuant to Multilateral Instrument 45-102, as adopted by the Alberta Securities Commission, a subsequent trade in any of the Securities will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation, unless certain conditions are met, including the following:

(i)           at least four months (the "Canadian Hold Period") shall have elapsed from the date on which the Debentures were issued to the Purchasers;

(ii)           during the currency of the Canadian Hold Period, any certificate representing the Securities is imprinted with a legend (the "Canadian Legend") stating:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE."

(iii)           the trade is not a control distribution (as defined in Multilateral Instrument 45-102);

(iv)           no unusual effort is made to prepare the market or to create a demand for the Underlying Shares that are the subject of the trade;

(v)           no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(vi)           if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of securities legislation.

By executing and delivering this Exchange Agreement, each Purchaser will have directed the Company not to include the Canadian Legend on any certificates representing the Securities to be issued to such Purchaser.  As a consequence, the Purchaser will not be able to rely on the resale provisions of Multilateral Instrument 45-102, and any subsequent trade in the Securities during or after the Canadian Hold Period in Canada will be a distribution subject to the prospectus and registration requirements of Canadian securities legislation, to the extent that the trade is at that time subject to any such Canadian securities legislation.

(o)           Survival.  The foregoing representations and warranties shall survive the Closing Date.

5.           Company Representations and Warranties.  Except as set forth in the Schedules, the Company represents and warrants to and agrees with each Purchaser that:

(a)           Due Incorporation.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purposes of this Exchange Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Company and its Subsidiaries taken as a whole.  For purposes of this Exchange Agreement, “Subsidiary” means, with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which (A) more than 30% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or (B) is under the actual control of the Company.  As of the Closing Date, all of the Company’s Subsidiaries and the Company’s all other ownership interests therein are set forth on Schedule 5(a).  The Company represents that it owns all of the equity of the Subsidiaries and rights to receive equity of the Subsidiaries set forth on Schedule 5(a), free and clear of all liens, encumbrances and claims, except as set forth on Schedule 5(a).  No person or entity other than the Company has the right to receive any equity interest in the Subsidiaries.  The Company further represents that neither the Company nor the Subsidiaries have been known by any other names for the five years preceding the date of this Exchange Agreement, except as set forth on Schedule 5(a).

(b)           Outstanding Stock.  All issued and outstanding shares of capital stock and equity interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)           Authority; Enforceability.  This Exchange Agreement, the Debentures, Subsidiary Guaranty, the Escrow Agreement, the agreements set forth on Schedule 3, the Subscription Agreement and the agreements required to be entered into by the Company and Subsidiaries in connection with the Offering, and any other agreements delivered or required to be delivered together with or pursuant to this Exchange Agreement or in connection herewith (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and Subsidiaries, as the case may be, and are valid and binding agreements of the Company and Subsidiaries, as the case may be, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The Company and Subsidiaries, as the case may be, have full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform their obligations thereunder.

(d)           Capitalization and Additional Issuances.   The authorized and outstanding capital stock of the Company and Subsidiaries on a fully diluted basis and all outstanding rights to acquire or receive, directly or indirectly, any equity of the Company and Subsidiaries as of the date of this Exchange Agreement and the Closing Date (not including the Securities) are set forth on Schedule 5(d).  Except as set forth on Schedule 5(d), there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or granting any right to subscribe for any shares of capital stock or other equity interest of the Company or any of the Subsidiaries.  The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by the Company is described on Schedule 5(d).  There are no outstanding agreements or preemptive or similar rights affecting the Company's Common Stock or equity.

(e)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, the OTC Bulletin Board (the “Bulletin Board”) or the Company's shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities.  The Transaction Documents and the Company’s performance of its obligations thereunder have been unanimously approved by the Company’s Board of Directors.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in the world, including without limitation, the United States, or elsewhere is required by the Company or any Affiliate of the Company in connection with the consummation of the transactions contemplated by this Exchange Agreement, except as would not otherwise have a Material Adverse Effect or the consummation of any of the other agreements, covenants or commitments of the Company or any Subsidiary contemplated by the other Transaction Documents. Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

(f)           No Violation or Conflict.  Assuming the representations and warranties of the Purchaser in Section 4 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Exchange Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)           result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates except in favor of Purchasers as described herein; or

(iii)           result in the activation of any anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of the Company, or the holder of the right to receive any debt, equity or security instrument of the Company nor result in the acceleration of the due date of any obligation of the Company; or

(iv)           result in the triggering of any piggy-back or other registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)           The Securities.  The Securities upon issuance:

(i)           are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)           have been, or will be, duly and validly authorized and on the dates of issuance of the Debentures, the issuance of the Conversion Shares upon conversion of the Debentures, the Debentures and Conversion Shares will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement or an exemption from registration, will be free trading, unrestricted and unlegended;

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities or debt of the Company;

(iv)           will not subject the holders thereof to personal liability by reason of being such holders; and

(v)           assuming the representations and warranties of the Purchasers as set forth in Section 4 hereof are true and correct, will not result in a violation of Section 5 under the 1933 Act.

(h)           Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the complete and timely performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)           No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j)           Information Concerning Company.  The Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein.   Since April 30, 2009, and except as disclosed in the Reports or modified in the Other Written Information or in the Schedules hereto, there has been no Material Adverse Event relating to the Company's business, financial condition or affairs. The Reports and Other Written Information including the financial statements included therein do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances and when made.

(k)           Solvency.  Based on the financial condition of the Company as of the Closing Date, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(l)           Defaults/Compliance.  The Company is not in violation of its Articles or bylaws.  The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) not in violation of any statute, law, rule or regulation (including but not limited to those relating to the environment) of any governmental authority which violation would have a Material Adverse Effect. The Company is not subject to any requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder applicable to the Company in effect as of the date of this Exchange Agreement.

(m)           No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Securities pursuant to this Exchange Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Bulletin Board.  No prior offering will impair the exemptions relied upon in the Exchange or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its Affiliates will take any action or suffer any inaction or conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Securities or that would impair the exemptions relied upon in the Exchange or the Company’s ability to timely comply with its obligations hereunder.

(n)           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o)           No Undisclosed Liabilities.  The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company’s business since April 30, 2009 and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p)           No Undisclosed Events or Circumstances.  Since April 30, 2009, except as disclosed in the Reports, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(q)           Banking.  Schedule 5(q) contains a list of all financial institutions at which the Company and Subsidiaries maintain deposit, checking and other accounts. The list includes the accurate addresses and telephone numbers of such financial institutions and account numbers of such accounts.

(r)           Dilution.   The Company's executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The board of directors of the Company has concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Debentures is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

(s)           No Disagreements with Accountants and Lawyers.  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers previously and presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date.  The Company’s regularly engaged auditors and contact information are set forth on Schedule 5(s).

(t)           Investment Company.   Neither the Company nor any Affiliate of the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u)           Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(v)           Reporting Company/Shell Company.  The Company is a publicly-held foreign private issuer subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and has a class of Common Stock registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.  The Company is not a “shell company” but is a “former shell company” as those terms are employed in Rule 144 under the 1933 Act.

(w)           Listing.  The Company's Common Stock is quoted on the Bulletin Board under the symbol MGWSF.  The Company has not received any pending oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the Bulletin Board nor that its Common Stock does not meet all requirements for the continuation of such quotation and (ii) the Company satisfies all the requirements for the continued quotation of its Common Stock on the Bulletin Board.

(x)           DTC Status.   The Company’s transfer agent is a participant in the Depository Trust Company Automated Securities Transfer Program (the “Program”).  The Company’s Common Stock is eligible for transfer pursuant to the Program. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 5(x) hereto.

(y)           Company Predecessor and Subsidiaries.  The Company makes each of the representations contained in Sections 5(a), (b), (c), (d), (e), (f), (h), (j), (k), (l), (o), (p), (q), (s), (t) and (u) of this Exchange Agreement, as same relate or could be applicable to each Subsidiary.  All representations made by or relating to the Company of a historical or prospective nature and all undertakings and obligations to act or refrain from certain actions described in Section 9 shall relate, apply and refer to the Company and Subsidiaries and their predecessors and successors.

(z)           Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Purchasers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date, in which case such representation or warranty shall be true as of such date.

(AA)           Survival.  The foregoing representations and warranties shall survive the Closing Date.

6.           Regulation D Offering/Legal Opinion.  The offer and issuance of the Securities to the Purchasers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder.  On the Closing Date, the Company will provide an opinion reasonably acceptable to the Purchasers from the Company's legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by Purchasers.  A form of the legal opinion is annexed hereto as Exhibit E.  The Company will provide, at the Company's expense, to the Purchasers, such other legal opinions, if any, as are reasonably necessary in each Purchaser’s opinion for the issuance and resale of the Debentures and Conversion Shares pursuant to an effective registration statement, Rule 144 under the 1933 Act or an exemption from registration.

                      7.1.           Conversion of Debentures.

(a)           Upon the conversion of a Debenture or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of a Purchaser (or its permitted nominee) or such other persons as designated by Purchaser and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that the certificates representing such shares shall contain no legend other than the legend set forth in Section 4(h).  If and when a Purchaser sells the Conversion Shares, except for sales subject to the Canada Resale Restriction, assuming (i) a registration statement including such Conversion Shares for registration has been filed with the Commission, is effective and the prospectus, as supplemented or amended, contained therein is current and (ii) Purchaser or its agent confirms in writing to the transfer agent that Purchaser has complied with the prospectus delivery requirements, the Company will reissue the Conversion Shares without restrictive legend and the Conversion Shares will be free-trading, and freely transferable.  In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend indefinitely if such sale is intended to be made in conformity with Rule 144(b)(1)(i) of the 1933 Act, provided that Purchaser delivers reasonably requested representations in support of such opinion.

(b)           Each Purchaser will give notice of its decision to exercise its right to convert its Debenture, interest, or part thereof by telecopying or otherwise delivering a completed Notice of Conversion (a form of which is annexed as Exhibit A to the Debenture) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 13(a) of this Exchange Agreement.  Purchaser will not be required to surrender the Debenture until the Debenture has been fully converted or satisfied.  Each date on which a Notice of Conversion is faxed to the Company in accordance with the provisions hereof by 6 PM Eastern Time (“ET”) (or if received by the Company after 6 PM ET, then the next business day) shall be deemed a “Conversion Date.”  The Company will itself or cause the Company’s transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of the Debenture to Purchaser via express courier for receipt by Purchaser within five (5) business days after the Conversion Date (such fifth day being the "Delivery Date").  In the event the Conversion Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Purchaser.   A Debenture representing the balance of the Debenture not so converted will be provided by the Company to Purchaser if requested by Purchaser, provided Purchaser delivers the original Debenture to the Company.

(c)           The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 7.1 hereof later than the Delivery Date could result in economic loss to the Purchasers.  As compensation to Purchasers for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to each applicable Purchaser for late issuance of Conversion Shares in the form required pursuant to Section 7.1 hereof upon Conversion of the Debenture, the amount of $100 per business day after the Delivery Date for each $10,000 of Debenture principal amount and interest (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered.  The Company shall pay any payments incurred under this Section upon demand.  Furthermore, in addition to any other remedies which may be available to the Purchasers, in the event that the Company fails for any reason to effect delivery of the Conversion Shares on or before the Delivery Date, the Purchaser will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and Purchaser shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the damages payable in connection with the Company’s default shall be payable through the date notice of revocation or rescission is given to the Company.

7.2.           Mandatory Redemption at Purchaser’s Election.  In the event (i) the Company is prohibited from issuing Conversion Shares, (ii) upon the occurrence of any other Event of Default (as defined in the Debenture, this Exchange Agreement or any other Transaction Document), that continues for more than thirty (30) business days, (iii) a Change in Control (as defined below) occurs, or (iv) upon the liquidation, dissolution or winding up of the Company or any material Subsidiary where the assets and liabilities end up with a third party other than the Company or another subsidiary, then at the Purchaser's election, the Company must pay to each Purchaser not later than ten (10) business days after request by such Purchaser, a sum of money determined by multiplying up to the outstanding principal amount of the Debenture designated by each such Purchaser by 120%, plus accrued but unpaid interest and any other amounts due under the Transaction Documents ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by each Purchaser on the same date as the Conversion Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Debenture principal, interest and other amounts will be deemed paid and no longer outstanding.  The Purchaser may rescind the election to receive a Mandatory Redemption Payment at any time until such payment is actually received.  Liquidated damages calculated pursuant to Section 7.1(c) hereof, that have been paid or accrued for the ten day period prior to the actual receipt of the Mandatory Redemption Payment by such Purchaser shall be credited against the Mandatory Redemption Payment provided the balance of the Mandatory Redemption Payment is timely paid.  For purposes of this Section 7.2, “Change in Control” shall mean (i) the Company  becoming a Subsidiary of another entity (other than a corporation formed by the Company for purposes of reincorporation in another Canadian or U.S. jurisdiction), (ii) the sale, lease or transfer of substantially all the assets of the Company or its material Subsidiaries, except for such sale, lease or transfer to a Subsidiary which has provided a Subsidiary Guaranty to Purchasers, or (iii) a majority of the members of the Company’s board of directors as of the Closing Date no longer serving as directors of the Company, except as a result of natural causes or as a result of hiring additional outside directors in order to meet appropriate stock exchange requirements, unless prior written consent of the Purchasers had been obtained by the Company.  The foregoing notwithstanding, Purchaser may demand from the Company the amount stated above or any other greater amount which Purchaser is entitled to receive or demand pursuant to the Transaction Documents.

           7.3.           Maximum Conversion.  A Purchaser shall not be entitled to convert on a Conversion Date that amount of a Debenture nor may the Company make any payment including principal, interest, or liquidated or other damages by delivery of Conversion Shares in connection with that number of Conversion Shares which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such Purchaser and its Affiliates on a Conversion Date or payment date, and (ii) the number of Conversion Shares issuable upon the conversion of the Debenture with respect to which the determination of this provision is being made on a calculation date, which would result in beneficial ownership by Purchaser and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.  Subject to the foregoing, the Purchaser shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the Purchaser may exceed 4.99%.  The Purchaser shall have the authority to determine whether the restriction contained in this Section 7.3 will limit any conversion of a Debenture and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies.  The Purchaser may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company.  Purchaser may allocate which of the equity of the Company deemed beneficially owned by Purchaser shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

7.4.           Injunction Posting of Bond.  In the event a Purchaser shall elect to convert a Debenture or part thereof, the Company may not refuse conversion based on any claim that Purchaser or any one associated or affiliated with Purchaser has not complied with Purchaser’s obligations under the Transaction Documents, or for any other reason, unless, a final non-appealable injunction from a court made on notice to Purchaser, restraining and or enjoining conversion of all or part of such Debenture shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of Purchaser equal to the greater of (i) 125% of the outstanding principal and accrued but unpaid interest of the Debenture, and the aggregate purchase price of the Conversion Shares which are sought to be subject to the injunction, or (ii) the closing price of the Common Stock on the trading day before the issue date of the injunction multiplied by the number of Conversion Shares issuable upon conversion of the Debenture, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to Purchaser to the extent the judgment or decision is in Purchaser’s favor.

7.5.           Buy-In.   In addition to any other rights available to Purchasers, if the Company fails to deliver to a Purchaser Conversion Shares by the Delivery Date and if after the Delivery Date Purchaser or a broker on Purchaser’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Purchaser of the Common Stock which Purchaser was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay to Purchaser (in addition to any remedies available to or elected by the Purchaser) the amount by which (A) Purchaser's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Debenture for which such conversion request was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Debenture principal and/or interest, the Company shall be required to pay Purchaser $1,000 plus interest. Purchaser shall provide the Company written notice and evidence indicating the amounts payable to Purchaser in respect of the Buy-In.

7.6.           Redemption.    The Debenture shall not be redeemable or callable by the Company, except as described in the Debenture.

8.              Fees.

(a)           Broker’s Commission.  The Company on the one hand, and each Purchaser (for himself only) on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Exchange Agreement or the transactions contemplated hereby and arising out of such party’s actions.  The Company represents that there are no parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments in connection with the Exchange except as described on Schedule 8.  The Company agrees that it is solely responsible for payment of the compensation set forth on Schedule 8.  Anything in this Exchange Agreement to the contrary notwithstanding, each Purchaser is providing indemnification only for such Purchaser’s own actions and not for any action of any other Purchaser.  The liability of the Company and each Purchaser’s liability hereunder is several and not joint.  The Company represents that to the best of its knowledge there are no other parties entitled to receive fees, commissions, or similar payments in connection with the Exchange.

      (b)           Purchaser’s Legal Fees.   The Company shall pay to Grushko & Mittman, P.C., an aggregate cash fee of $85,000 (“Legal Fees”) as reimbursement for services rendered in connection with the transactions described in the Transaction Documents and in connection with the Offering. The Legal Fees will be payable out of funds held pursuant to the Escrow Agreement.  Grushko & Mittman, P.C. will be reimbursed at Closing by the Company for all lien searches, filing fees, and reasonable printing and shipping costs for the closing statements to be delivered to Purchasers.

9.           Covenants of the Company.  The Company covenants and agrees with the Purchasers as follows:

(a)           Stop Orders.  Subject to the prior notice requirement described in Section 9(n), the Company will advise the Purchasers, within twenty-four hours after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and only if at least two business days prior notice of such instruction is given to the Purchasers.

(b)           Listing/Quotation.  The Company shall promptly secure the quotation or listing of the Conversion Shares upon such national securities exchange, or automated quotation system upon which the Company’s Common Stock is quoted or listed and upon which such Conversion Shares are or become eligible for quotation or listing (subject to official notice of issuance) and shall maintain same so long as any Debentures are outstanding.  The Company will maintain the quotation or listing of its Common Stock on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. Subject to the limitation set forth in Section 9(n), the Company will provide Purchasers with copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.  As of the date of this Exchange Agreement and the Closing Date, the Bulletin Board is the Principal Market.

(c)           Market Regulations.  If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Exchange Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers and promptly provide copies thereof to the Purchasers.

(d)           Filing Requirements.  From the date of this Exchange Agreement and until the last to occur of (i) all the Conversion Shares have been resold or transferred by the Purchasers pursuant to a registration statement or pursuant to Rule 144(b)(1)(i), or (ii) none of the Debentures are outstanding (the date of such latest occurrence being the “End Date”), the Company will (A) cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, and (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act, if the Company is not subject to such reporting requirements.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Until the End Date, the Company will continue the listing or quotation of the Common Stock on a Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to Purchasers promptly after such filing.

(e)           Reserved.

(f)           Reservation.   Prior to the Closing, the Company undertakes to reserve on behalf of Purchasers from its authorized but unissued Common Stock, a number of shares of Common Stock equal to 150% of the amount of Common Stock necessary to allow Purchasers to be able to convert all of the Debentures [including interest that would accrue thereon through the Maturity Date (as defined in the Debentures)] (“Required Reservation”).   Failure to have sufficient shares reserved pursuant to this Section 9(f) at any time shall be a material default of the Company’s obligations under this Exchange Agreement and an Event of Default under the Debentures.  Without waiving the foregoing requirement, if at any time Debentures are outstanding the Company has reserved on behalf of the Purchasers less than 125% of the amount necessary for full conversion of the outstanding Debenture principal and interest at the conversion price in effect on every such date (“Minimum Required Reservation”), the Company will promptly reserve the Minimum Required Reservation, or if there are insufficient authorized and available shares of Common Stock to do so, the Company will take all action necessary to increase its authorized capital to be able to fully satisfy its reservation requirements hereunder, including the filing of a preliminary proxy with the Commission not later than fifteen business days after the first day the Company has reserved less than the Minimum Required Reservation.  The Company agrees to provide notice to the Purchasers not later than three days after the date the Company has less than the Minimum Required Reservation reserved on behalf of the Purchasers.

(g)           DTC Program.  At all times that Debentures are outstanding or issuable, the Company will take such steps as are necessary for the Conversion Shares to be delivered electronically to a participant in the Depository Trust Company Automated Securities Transfer Program.

(h)           Taxes.  From the date of this Exchange Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(i)           Insurance.  From the date of this Exchange Agreement and until the End Date, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business and location, in amounts and to the extent and in the manner customary for companies in similar businesses similarly situated and located and to the extent available on commercially reasonable terms.

(j)           Books and Records.  From the date of this Exchange Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(k)           Governmental Authorities.   From the date of this Exchange Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(l)           Intellectual Property.  From the date of this Exchange Agreement and until the End Date, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.  Schedule 9(l) hereto identifies all of the intellectual property owned by the Company and Subsidiaries.

(m)           Properties.  From the date of this Exchange Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases and claims to which it is a party or under which it occupies or has rights to property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.  The Company will not abandon any of its assets except for those assets which have negligible or marginal value or for which it is prudent to do so under the circumstances.

(n)           Confidentiality/Public Announcement.   From the date of this Exchange Agreement and until the End Date, the Company agrees that except in connection with a Form 6-K, Form 20-F, Form 45-106F1 and a registration statement or statements which include the Securities for registration with the Commission or in correspondence with the Commission regarding same or in respect to a stock exchange listing, it will not disclose publicly or privately the identity of the Purchasers unless expressly agreed to in writing by Purchasers or only to the extent required by law and then only upon not less than three days prior notice to Purchasers.  In any event and subject to the foregoing, the Company undertakes to file a Form 6-K describing the Exchange not later than the fourth (4th) business day after the Closing Date.  Prior to the filing date of such Form 6-K, a draft in the final form will be provided to Purchasers for Purchasers’ review and approval.  In the Form 6-K, the Company will specifically disclose the amount of Common Stock outstanding immediately after the Closing.  Upon  delivery by the Company to the Purchasers after the Closing Date of any notice or information, in writing, electronically or otherwise, and while Securities are held by Purchasers, unless the  Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or Subsidiaries, the Company  shall within one business day after any such delivery publicly disclose such  material,  nonpublic  information on a Report on Form 6-K.  In the event that the Company believes that a notice or communication to Purchasers contains material, nonpublic information relating to the Company or Subsidiaries, the Company shall so indicate to Purchasers prior to delivery of such notice or information.  Purchasers will be granted sufficient time to notify the Company that Purchasers elects not to receive such information.   In such case, the Company will not deliver such information to Purchasers.  In the absence of any such indication, Purchasers shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or Subsidiaries.

(o)           Non-Public Information.  The Company covenants and agrees that except for the Reports, Other Written Information and schedules and exhibits to this Exchange Agreement and the Transaction Documents, which information the Company undertakes to publicly disclose on the Form 6-K described in Section 9(n) above, neither it nor any other person acting on its behalf will at any time provide Purchasers or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchasers shall have agreed in writing to accept such information.  The Company understands and confirms that Purchasers shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(p)           Negative Covenants.   So long as Debentures are outstanding, without the Consent of the Purchasers except in connection with the Offering Notes, the Company and its officers and directors will not and will not permit any of its Subsidiaries to directly or indirectly:

(i)           create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired except for:  (A) the Excepted Issuances (as defined in Section 12(a) hereof), and (B) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property; (g) the conversion of the working interest held by Mega Partners 1 LLC in the Marmaton River and Grassy Creek Projects to a gross overriding royalty interest (the “Working Interest Conversion”); and (h) to and for the benefit of purchasers of Notes in the Offering (each of (a) through (h), a “Permitted Lien”);

                                                  (ii)           amend its Articles, bylaws or its charter documents so as to materially and adversely affect any rights of the Purchasers, except that, subject to the approval of its shareholders, the Company may effectuate a reverse split (the “Recapitalization”) of its Common Stock in the ratio of one post-split share of Common Stock for not less than five shares of Common Stock outstanding prior to the reverse split;

(iii)           repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Common Stock, preferred stock, or other equity securities other than to the extent permitted or required under the Transaction Documents;

(iv)           engage in any transactions with any officer, director, employee, consultant or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of such amounts actually incurred or described in the Company’s Form 20-F for the fiscal year ended April 30, 2009 (or in the case of newly engaged officers and directors; consistent with past practices) including those (i) for payment of salary, or fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company;

(v)           prepay or redeem any financing related debt or past due obligations or securities, or past due obligations (except with respect to vendor obligations, or any such obligations which in management’s good faith, reasonable judgment must be repaid to avoid disruption of the Company’s businesses);

(vi)           sell a majority of any working interest in any of its material properties; or

(vii)           liquidate, merger, consolidate, nor sell a substantial amount of its assets with or to any other entity, except for a migratory merger with a wholly-owned subsidiary, result of which does not change the relative ownership or rights of the holders of the Securities and Common Stock.

(q)           Further Registration Statements.   Except for a registration statement filed with respect to employee stock options or stock-based employee compensation plans described on Schedule 9(q), or a registration statement filed on behalf of the Purchasers on terms and conditions acceptable to the Purchasers, which includes only the Conversion Shares and conversion shares issued and issuable to Purchasers to the Offering, the Company will not, without the Consent of the Purchasers, file with the Commission or with state or provincial regulatory authorities any registration statements (including Forms S-8) or amend any already filed registration statement to increase the amount of Common Stock registered therein, or reduce the price of securities registered therein or request the effectiveness of any such registration statement, until the date all of the Conversion Shares may be sold by the Purchasers pursuant to an effective registration statement or Rule 144b(1)(i), without regard to volume limitations.  The foregoing restriction will be reinstated during the pendency of an Event of Default as defined in the Certificate of Resolutions.

(r)           Offering Restrictions.   For so long as the Debentures are outstanding, the Company will not enter into or exercise any Equity Line of Credit or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (collectively, the “Variable Rate Restrictions”).   For purposes hereof, “Equity Line of Credit” shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and “Variable Priced Equity Linked Instruments” shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).  For so long as any Debenture is outstanding, except for the Excepted Issuances, the Company will not enter into an agreement to issue nor issue any equity, convertible debt or other securities convertible into Common Stock or equity of the Company nor modify any of the foregoing which may be outstanding at anytime, without the prior written consent of the Purchasers.

    (s)           Seniority.   Except for Permitted Liens, until the Debentures are fully satisfied or converted, the Company shall not grant nor allow any security interest to be taken in any assets of the Company or any Subsidiary or any Subsidiary’s assets; nor issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any equity or assets of the Company or any Subsidiary or any right to payment equal to or superior to any right of the Purchasers as holders of the Debentures in or to such equity, assets or payment, nor issue or incur any debt not in the ordinary course of business.

    (t)           Transactions With Insiders.  So long as the Debentures are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, materially amend, materially modify or materially supplement, or permit any Subsidiary to enter into, materially amend, materially modify or materially supplement, any agreement, transaction, commitment, or arrangement relating to the sale, transfer or assignment of any of the Company’s tangible or intangible assets with any of its Insiders (as defined below)(or any persons who were Insiders at any time during the previous two (2) years), or any Affiliates (as defined below) thereof, or with any individual related by blood, marriage, or adoption to any such individual.  “Affiliate” for purposes of this Section 9(t) means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity.  “Control” or “Controls” for purposes of the Transaction Documents means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.  For purposes hereof, “Insiders” shall mean any officer, director or manager of the Company, including but not limited to the Company’s president, chief executive officer, chief financial officer and chief operations officer, and any of their affiliates or family members.

    (u)           Notice of Event of Default.  The Company agrees to notify Purchaser of the occurrence of an Event of Default (as defined and employed in the Transaction Documents) not later than ten (10) days after any of the Company’s officers or directors becomes aware of such Event of Default.

10.           Covenants of the Company Regarding Indemnification.

(a)           Indemnification.   The Company agrees to indemnify, hold harmless, reimburse and defend the Purchasers, the Purchasers’ officers, directors, agents, counsel, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchasers or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any representation or warranty by Company in this Exchange Agreement or in any Exhibits or Schedules attached hereto in any Transaction Document, or other agreement delivered pursuant hereto or in connection herewith, now or after the date hereof; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Purchasers relating hereto.

(b)           Indemnification Procedures.   Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 10(b) and shall only relieve it from any liability which it may have to such indemnified party under this Section 10(b), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 10(b) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnifying party shall have reasonably concluded that there may be reasonable defenses available to indemnified party which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel, reasonably satisfactory to the indemnified and indemnifying party, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

                      11.           Unlegended Shares and 144 Sales.

(a)           Delivery of Unlegended Shares.  Within five (5) business days (such fifth business day being the “Unlegended Shares Delivery Date”) after the day on which the Company has received (i) a notice that Conversion Shares or any other Common Stock held by Purchaser has been sold pursuant to a registration statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Purchaser and, if required, Purchaser’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Purchaser) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 4(h) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Common Stock certificate, if any, to the Purchaser at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b)           DWAC.   In lieu of delivering physical certificates representing the Unlegended Shares, upon request of Purchasers, so long as the certificates therefor do not bear a legend and the Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Purchaser’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, if such transfer agent participates in such DWAC system.  Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c)           Late Delivery of Unlegended Shares.   The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Purchaser.  As compensation to a Purchaser for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Purchaser for late delivery of Unlegended Shares in the amount of $100 per business day after the Unlegended Shares Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default.  If during any 360 day period, the Company fails to deliver Unlegended Shares as required by this Section 11 for an aggregate of thirty days, then each Purchaser or assignee holding Securities subject to such default may, at its option, require the Company to redeem all or any portion of the Unlegended Shares subject to such default at a price per share equal to the greater of (i) 105% of the Purchase Price paid by the Purchaser for the Unlegended Shares that were not timely delivered, or (ii) a fraction in which the numerator is the highest closing price of the Common Stock during the aforedescribed thirty day period and the denominator of which is the lowest conversion price or exercise price, as the case may be, during such thirty day period, multiplied by the price paid by Purchaser for such Common Stock (“Unlegended Redemption Amount”).  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(d)           Injunction.  In the event a Purchaser shall request delivery of Unlegended Shares as described in Section 11 and the Company is required to deliver such Unlegended Shares pursuant to Section 11, the Company may not refuse to deliver Unlegended Shares based on any claim that such Purchaser or any one associated or affiliated with such Purchaser has not complied with Purchaser’s obligations under the Transaction Documents, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Purchaser in the amount of the greater of (i) 120% of the amount of the aggregate purchase price of the Common Stock which is subject to the injunction or temporary restraining order, (ii) the closing price of the Common Stock on the trading day before the issue date of the injunction multiplied by the number of Unlegended Shares to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Purchaser to the extent Purchaser obtains judgment in Purchaser’s favor.

(e)           Buy-In.   In addition to any other rights available to Purchaser, if the Company fails to deliver to a Purchaser Unlegended Shares as required pursuant to this Agreement and after the Unlegended Shares Delivery Date the Purchaser, or a broker on the Purchaser’s behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock which the Purchaser was entitled to receive from the Company (a "Buy-In"), then the Company shall promptly pay in cash to the Purchaser (in addition to any remedies available to or elected by the Purchaser) the amount by which (A) the Purchaser's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Purchaser $1,000, plus interest. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In.

                                         (f)           144 Default.   At any time commencing six months after the Closing Date, in the event the Purchaser is not permitted to sell any of the Conversion Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Purchaser of Rule 144(b)(1)(i) under the 1933 Act or any successor rule (a “144 Default”), for any reason including but not limited to failure by the Company to file quarterly, annual or any other filings required to be made by the Company by the required filing dates, or the Company’s failure to make information publicly available which would allow Purchaser’s reliance on Rule 144 in connection with sales of Conversion Shares, except due to a change in current applicable securities laws or because the Purchaser is an Affiliate (as defined under Rule 144) of the Company, then the Company shall pay such Purchaser as liquidated damages and not as a penalty for each thirty days (or such lesser pro-rata amount for any period less than thirty days) an amount equal to one percent (1%) of the purchase price of the Conversion Shares subject to such 144 Default.  Liquidated Damages shall not be payable pursuant to this Section 11(f) in connection with Shares for such times as such Shares may be sold by the holder thereof without any legend or volume or other restrictions pursuant to Section 144(b)(1)(i) of the 1933 Act or pursuant to an effective registration statement.

12.           Other Agreements.

(a)           Right of First Refusal.  Until one year following the Closing Date or until Debentures are no longer outstanding, whichever occurs first, the Purchasers shall be given not less than ten (10) business days prior written notice of any proposed sale by the Company of its debt, common stock or other securities or equity linked debt obligations (“Other Offering”), except in connection with the Excepted Issuances (defined below).  If Purchasers elect to exercise their rights pursuant to this Section 12, the Purchasers shall have the right during the ten (10) business days following receipt of the notice to purchase in the aggregate up to all of such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale relative to each other in proportion to the amount of Debentures to be issued to them on the Closing Date and the Offering Notes issued in the Offering.  In the event such terms and conditions are modified during the notice period, Purchasers shall be given prompt notice of such modification and shall have the right during the ten (10) business days following the notice of modification to exercise such right.  Commencing one year after the Closing Date, and while Debentures or Debentures remain outstanding, each Purchaser and holder of an Offering Note is granted the foregoing right to participate in an Other Offering, up to a portion of such Other Offering equal to the gross amount of such Other Offering multiplied by a fraction the numerator of which is the total Debenture principal held by such Purchaser on the date notice is required to be given and the denominator of which is the total amount of Offering Note principal and Offering Note principal outstanding on such date.  “Excepted Issuances” shall mean: (i) full or partial consideration in connection with a strategic synergistic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the Purchasers, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the Purchasers, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans described on Schedule 5(d) as such plans are constituted on the Closing Date, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Exchange Agreement on the terms in effect on the Closing Date and described on Schedule 5(d), (v) as a result of the conversion of Debentures which are granted or issued pursuant to this Exchange Agreement, and (vi) the issuance of the Offering Notes and the Common Stock issuable upon exercise of the Offering Notes and Class C Warrants issued in the Offering.  To the extent less than all of the rights granted pursuant to this Section 12(a) are exercised by holders of Offering Notes or Offering Notes, then the holders of Debentures and Debentures who do exercise their rights hereunder are granted the further right to exercise such unexercised rights pro rata until the maximum amount of rights granted to all of the Note holders and Offering Note holders are exercised.

(b)           Favored Nations Provision.  Other than in connection with the Excepted Issuances, if at any time the Debentures are outstanding, the Company shall agree to or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the consent of the Purchasers, then the Conversion Price shall automatically be reduced to such other lower price.  Provided the Recapitalization is fully effectuated prior to November 1, 2010, the reduction of the Conversion Price made in connection with a Lower Price Issuance shall not be to less than (i) 40% of the actual initial Conversion Price in effect on the date of the Lower Price Issuance, but for the application of then Lower Price Issuance adjustment without giving effect to the Recapitalization, or (ii) $0.10, whichever is less.  Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.0001 per share of Common Stock.  For purposes of the issuance and adjustments described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or options and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.  The rights of Purchasers set forth in this Section 12 are in addition to any other rights the Purchasers have pursuant to this Exchange Agreement, the Debentures, any other Transaction Document, and any other agreement referred to or entered into in connection herewith or to which Purchasers and Company are parties.

(c)           Maximum Exercise of Rights.   In the event the exercise of the rights described in Section 12(a) and Section 12(b) would or could result in the issuance of an amount of Common Stock of the Company that would exceed the maximum amount that may be issued to a Purchaser calculated in the manner described in Section 7.3 of this Exchange Agreement, then upon payment, if any such payment is required, the issuance of such additional shares of Common Stock of the Company to such Purchaser will be deferred in whole or in part until such time as such Purchaser is able to beneficially own such Common Stock without exceeding the applicable maximum amount set forth calculated in the manner described in Section 7.3 of this Exchange Agreement and such Purchaser notifies the Company accordingly.

(d)           Waiver.  To the extent the Purchaser is a holder of any of the Company’s Series A Preferred Stock or warrants or other rights issued contemporaneously with such Series A Preferred Stock, then with respect only to the Exchange, the Purchaser hereby waives Purchaser’s rights under Section 12(a) of the “Subscription Agreement” pursuant to which such Series A Preferred Stock was acquired (“Preferred Subscription Agreement”), and releases the Company from the restrictions of Section 8(s) of such other “Subscription Agreement”.

    (e)           Extension of AIR Termination Date.   The Company hereby irrevocably extends the Termination Date (as defined in the Additional Investment Right issued pursuant to the Preferred Subscription Agreement through May 24, 2011.

13.           Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: MegaWest Energy Corp., Suite 800, 926 5th Avenue SW, Calgary, Alberta, T2P 0N7, Attn: Kelly D. Kerr, Chief Financial Officer, facsimile: (403) 984-6343, with a copy to:  Macleod Dixon LLP, Suite 3700 400 3rd Ave. S.W., Calgary, AB, T2P 4H2, Attention: D. Richard Skeith, facsimile: (403) 264-5974, and (ii) if to the Purchasers, to: the addresses and fax numbers indicated on Schedule I hereto, with an additional copy by fax only to: Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

 (b)           Entire Agreement; Assignment.  This Exchange Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Purchasers has relied on any representations not contained or referred to in this Exchange Agreement and the documents delivered herewith.   No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Purchasers.

(c)           Counterparts/Execution.  This Exchange Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Exchange Agreement may be executed by facsimile signature and delivered by electronic transmission.

(d)           Law Governing this Exchange Agreement.  This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Exchange Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Exchange Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Exchange Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Exchange Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Exchange Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)           Specific Enforcement, Consent to Jurisdiction.  The Company and Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Exchange Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Exchange Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 13(d) hereof, the Company and each Purchaser hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)           Damages.   In the event the Purchaser is entitled to receive any liquidated or other damages pursuant to the Transactions Documents, the Purchaser may elect to receive the greater of actual damages or such liquidated damages.  In the event the Purchaser is granted rights under different sections of the Transaction Documents relating to the same subject matter or which may be exercised contemporaneously, or pursuant to which damages or remedies are different, Purchaser is granted the right in Purchaser’s absolute discretion to proceed under such section as Purchaser elects.

(g)           Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchasers and thus refunded to the Company.  The Company agrees that it may not and actually waives any right to challenge the effectiveness or applicability of this Section 13(g).

(h)           Calendar Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours.  Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City.  Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(i)           Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Exchange Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Exchange Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Exchange Agreement.  As used in this Exchange Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)           Consent.   As used in this Exchange Agreement and the Transaction Documents and any other agreement delivered in connection herewith, “Consent of the Purchasers” or similar language means the consent of holders of not less than a majority of the outstanding Principal Amount of Debentures on the date consent is requested, which must include Iroquois Capital Opportunity Fund, LP for so long as Iroquois Capital Opportunity Fund, LP holds not less than $100,000 of Debenture principal (such Purchasers being a “Majority in Interest”).  A Majority in Interest may consent to take or forebear from any action permitted under or in connection with the Transaction Documents, modify any Transaction Documents or waive any default or requirement applicable to the Company, Subsidiaries or Purchasers under the Transaction Documents provided the effect of such action does not waive any accrued interest or damages and further provided that the relative rights of the Purchasers to each other remains unchanged.

(k)           Severability.  In the event that any term or provision of this Exchange Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Exchange Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Exchange Agreement.

(l)           Successor Laws.  References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms.  A successor rule to Rule 144(b)(1)(i) shall include any rule that would be available to a non-Affiliate of the Company for the sale of Common Stock not subject to volume restrictions and after a six month holding period.

(m)           Maximum Liability.   In no event shall the liability of the Purchasers or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Purchaser or successor upon the sale of Conversion Shares.

(n)           Independent Nature of Purchasers.     The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that each Purchaser has represented that the decision of each Purchaser to purchase Securities has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Purchasers.  The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(o)           Equal Treatment.   No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the Purchasers and their permitted successors and assigns.

(p)           Adjustments.   The Conversion Price and amount of Conversion Shares shall be equitably adjusted and as otherwise described in this Exchange Agreement and the Debentures.

(q)           Currency.   All references to money in the Transaction Document, unless otherwise stated, shall mean United States Dollars.

[SIGNATURE PAGE FOLLOWS]

OMNIBUS INVESTOR SIGNATURE PAGE TO
MEGAWEST ENERGY CORP.
EXCHANGE AGREEMENT

The undersigned, in its capacity as an Investor, hereby executes and delivers the Exchange Agreement to which this signature page is attached and agrees to be bound by the Exchange Agreement on the date set forth on the first page of the Exchange Agreement.  This counterpart signature page, together with all counterparts of the Exchange Agreement and signature pages of the other parties named therein, shall constitute one and the same instrument in accordance with the terms of the Exchange Agreement.

MEGAWEST ENERGY CORP. an Alberta corporation

By: ____________________________________________________ Name: George T. Stapleton II Title: Chief Executive Officer

Dated: July 30, 2010

____________________________________________________________ [Print Name of Investor]	Stated Value of Series A Preferred Stock Exchanged: $___________________

____________________________________________________________ [Signature]	Accrued Dividends on Series A Preferred Stock: $___________________

Name: _______________________________________________________	Purchase Price and Debenture Principal: $___________________

Title: ________________________________________________________

Address:
____________________________________________

____________________________________________

____________________________________________

Fax No.: _____________________________________

Email: _______________________________________

Taxpayer ID# (if applicable): ______________________

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